EXHIBIT 5.1

GRAUBARD MILLER

THE CHRYSLER BUILDING

405 LEXINGTON AVENUE

NEW YORK, NEW YORK 10174

September 29, 2026

Pine Tree Acquisition Corp.

418 Broadway, #6538

Albany, NY 12207

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (SEC File Number 333-292289) (“Registration Statement”) filed by Pine Tree Acquisition Corp. (“Company”), a Cayman Islands company, under the Securities Act of 1933, as amended (“Act”), covering (i) 10,000,000 units (“Firm Units”), with each Firm Unit consisting of one ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”), and one right (“Rights”), each Right entitling the holder to receive three-fourths of one Ordinary Share upon consummation of an initial business combination to Maxim Group LLC, the representative of the underwriters (the “Underwriters”), (ii) up to 1,500,000 units (the “Over-Allotment Units”), with each Over-Allotment Unit consisting of one Ordinary Share and one Right, which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, and (iii) all of the Ordinary Shares and Rights included in the Firm Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Firm Units and Over-Allotment Units, when duly executed, issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2. The Rights included in the Firm Units and Over-Allotment Units, when duly executed in accordance with the Rights Agreement governing the Rights and issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement and the Rights Agreement, will constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller